                                                                    EXHIBIT 99.1


                                                         Rabobank International
For information  Cor Broekhuyse                          Communication
                 cor.broekhuyse@nyc.rabobank.com
                 212 916 7944                    Address 245 Park Avenue,
                                                         37th Floor
                                                         New York, NY 10167-0062
                 Henk Adams
                 henk.adams@nyc.rabobank.com       Internet  www.rabobank.com
                 212 916 7809

                 Krista Ruhe
                 kruhe@gavinanderson.com
                 212 515 1971

                 Christian Brebbia
                 cbrebbia@gavinanderson.com
                 212 515 1918

                 Rabobank Group Press Office
                 v.schyns@rn.rabobank.nl
                 +31 30 2162460


                 Press Release


                       RABOBANK GROUP TO ACQUIRE VIB CORP

                   RABOBANK ADDS U.S. RETAIL CHANNEL AND GAINS
                  ACCESS TO CALIFORNIA'S AGRICULTURAL COMMUNITY


NEW YORK, NEW YORK / EL CENTRO, CALIFORNIA / UTRECHT, THE NETHERLANDS -- July 31, 2002 -- The Netherlands-based Rabobank Group today announced that it has entered into a definitive agreement to acquire VIB Corp (NASDAQ: VIBC), a bank holding company that provides financial services in California.

Under the terms of the agreement, Rabobank would purchase 100% of the common stock of VIB Corp in an all cash transaction, at a price of $15.10 per common share of VIB Corp stock, a premium of approximately 9.4% percent over closing price of $13.80 on July 30, 2002. This price values the total issued shares of VIB Corp at approximately $212.5 million. Rabobank plans to finance the purchase from existing funds.

The acquisition of VIB Corp is expected to close in the fourth quarter of 2002 or early in the first quarter of 2003, subject to approval by shareholders representing at least 50% plus 1 of the outstanding shares and to the receipt of required regulatory approvals. Valley Independent Bank, VIB Corp's bank subsidiary, will continue to do business under its own name and the names Bank of Stockdale and Kings River State Bank. Rabobank is being advised by Sandler O'Neill & Partners, L.P. and VIB Corp by Keefe, Bruyette & Woods, Inc.

Headquartered in El Centro, California, VIB Corp operates twenty-four locations from the California-Mexico border to Fresno, California. The company employs approximately 425 people



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and has nearly $1.3 billion in assets. For the six months ending June 30, 2002,
VIB Corp's net income rose 51% compared with the six months ending June 30, 2001 to $6.6 million on revenues of $31.1 million (an increase of 3% over the same period of the previous year). Earnings per diluted share for the first half of 2002 were $.48, up from $.33 in the same period of the previous year.

The acquisition of VIB Corp follows Rabobank's strategy of exporting its core competencies in retail banking and agricultural lending from its home market (The Netherlands) to the most promising markets around the world. For many years, Rabobank has had success with this strategy in rural communities, first in Australia and New Zealand, and recently in Ireland. In the United States, Rabobank already has a well-established practice in international corporate and investment banking, offered by its U.S. branch, Rabobank International. VIB Corp represents a strong local operating platform through which Rabobank can develop a U.S. retail banking business and access California's agricultural community. As a network of community banks, VIB Corp shares Rabobank's focus on local decision-making and customer value.

Cor Broekhuyse, Regional Head of the Americas for Rabobank International, said "The acquisition of VIB Corp is the logical next step in our development of the U.S. market. Since our start here in 1980, we have made significant headway in the U.S. through our corporate and investment banking services. VIB Corp will add a retail channel and access to California, the largest agricultural market in the world. Our strategy of exporting community banking expertise to other countries, such as Australia and Ireland, is ideally suited to VIB Corp's highly-respected management team, prominent position in its market areas and strong operational environment."

"We believe the terms of the offer are fair and attractive to VIB Corp shareholders, and our Board fully recommends approval of the offer," said Dennis
L. Kern, President and CEO of VIB Corp. "The characteristics that make Rabobank a unique organization are exactly the ones that will make it an excellent partner for Valley Independent Bank. With more than 950,000 members of its cooperative banks in The Netherlands, Rabobank has built its business on serving local communities and individual customers. Standard and Poor's, Moody's, and Fitch have given Rabobank the highest credit rating for the past 15 years, making it among the most financially stable institutions in the world. Their vast resources and financial soundness will allow us to significantly enhance our business, as well as the products and services we offer to customers. For twenty years, we have combined solid growth with outstanding customer service and a commitment to community banking. Rabobank is the best partner to help us continue to do so for the next twenty years."


About Rabobank Group
The Rabobank Group (http://www.rabobank.com) is a broad financial services provider. Its cooperative foundation has given it a clear customer focus. All the divisions of the Group work in close cooperation in order to jointly offer customers the best possible price-quality ratio and a wide range of financial services and products, such as payment, saving, lending, insuring and investing. The Group consists of about 360 independent local cooperative Rabobanks, which together have more than 950,000 members, and encompasses well-known subsidiaries and entities such as Robeco, Interpolis, Schretlen and Co., Effectenbank Stroeve, Rabobank International, De Lage Landen, Rabo Vastgoed and Gilde Investment. The group is represented internationally with 143 locations in 34 countries. The Rabobank Group has received the highest credit rating from the major rating institutes. In its Dutch home market, the Rabobank Group has nine million private and business customers and is a market leader in virtually every area of financial services.



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The Rabobank Group's U.S. operations, Rabobank International USA
(http://www.rabobank.com/), offer corporate and investment banking services, primarily in the food and agriculture industry, through offices in New York, Atlanta, Chicago, Dallas and San Francisco. DLL USA, another U.S. member of the Rabobank Group, (http://www.delagelanden.com/) offers leasing and vendor financing, and Robeco (http://www.robeco.com/) offers a wide range of investment and advisory products through its subsidiaries Weiss, Peck & Greer, Harbor Capital and Sage Capital.


About VIB Corp
VIB Corp (www.vibcorp.com) is a bank holding company providing financial services primarily in California through its subsidiary, Valley Independent Bank. Both are headquartered in El Centro, California. VIB Corp strives to achieve enhanced shareholder value through strong financial performance, increased market share, superior customer service and operating efficiencies. VIB Corp supports its subsidiary by fostering capital adequacy, strategic management, financial community relations, marketing and sound management practices. Valley Independent Bank, whose accounts are insured by the FDIC, also operates under the trade names Bank of Stockdale and Kings River State Bank. It is a community banking network serving the needs of its customers with a commitment to local identity and decision-making, as well as personalized customer service. Its 24 locations stretch from the Imperial Valley on the California-Mexico border north nearly 500 miles to Fresno in the Central Valley.



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FACT SHEET

RABOBANK GROUP

Headquartered in Utrecht, The Netherlands, Rabobank (http://www.rabobank.com) was founded a century ago in The Netherlands as a cooperative agricultural bank. Today, the Rabobank Group consists of about 360 independent local cooperative Rabobanks, with more than 950,000 members, and encompasses subsidiaries and entities such as Robeco, Interpolis, Schretlen and Co., Effectenbank Stroeve, De Lage Landen, Rabobank International, Rabo Vastgoed and Gilde Investment. In its home market, the Rabobank Group has nine million private and business customers and is a market leader in virtually every area of financial services. The Group is represented internationally by 143 locations in 34 countries.

US Operations

In the United States, Rabobank International (http://www.rabobank.com) USA has $35 billion in assets and operates through offices in New York, Atlanta, Chicago, Dallas and San Francisco. With a focus on the food and agriculture industry, it offers corporate banking, corporate finance and investment banking services, as well as food and agricultural research (FAR). DLL USA, (http://www.delagelanden.com/), another member of the Rabobank Group, offers leasing and vendor financing, and Robeco (http://www.robeco.com/) offers a wide range of investment and advisory products through its subsidiaries Weiss Peck & Greer, Harbor Capital and Sage Capital.

Management

     -  Rabobank Group
        Mr. Hans N. J. Smits, Chairman of the Executive Board of Rabobank Group Mr. Rik J.M.G van Slingelandt, Member of the Executive Board of Rabobank Group, Chairman of the Managing Board of Rabobank International

     -  Rabobank International (USA)
        Mr. Cor Broekhuyse, Executive Vice President, Regional Head Americas Mr. Henk Adams, Senior Vice President, Corporate Development


Financial Summary

                2001 (in EUR millions)  2001 (in USD millions)  Change from 2000
Net Profit:             1,291                   1,154*                7.5%
Total Income:           8,434                   7,536*                8.0%
Total Assets:         363,619                 320,894+                5.7%


The Rabobank Group received the highest credit rating from Standard & Poor's, Fitch and Moody's for the past 15 years.



----------
* Based on an average rate of 1 US$ = 1.119114 EUR.
+ Based on the end of month rate for December 31, 2001 of 1 US$ = 1.133144 EUR.



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VIB CORP

Valley Independent Bank was founded in 1980 by a group of community-oriented farmers and businessmen in El Centro, California. Since then, it has grown to 24 locations that stretch from Fresno in the Central Valley to the California-Mexico border. In 1998, the bank formed a holding company, VIB Corp (www.vibcorp.com), which was listed on the NASDAQ as "VIBC."

Valley Independent Bank also operates under the trade names Bank of Stockdale and Kings River State Bank. These locally founded regional banks were merged into Valley Independent Bank in May 2001, after being acquired in 1999 (Bank of Stockdale) and 2000 (Kings River State Bank). Both acquisitions retain their names, operating as divisions of VIB.

VIB offers a range of commercial and retail banking services including retail and business loans, deposit accounts, credit cards, and other customary non-deposit banking services. VIB's customers include individuals, many of whom are farmers or ranchers, and small to medium-sized businesses.

Management

-   Mr. Dennis L. Kern, President and Chief Executive Officer
-   Mr. Jack Brittain, Executive Vice President and Chief Credit Officer
-   Mr. Harry Gooding III, Executive Vice President and Chief Financial Officer
-   Mr. William F. Henle, Executive Vice President and Chief Operating Officer
-   Mr. Martin E. Plourd, Executive Vice President and Community Banking Officer
-   Ms. Janice Stewart-Grady, Senior Vice President and Human Resources Director
-   Mr. Tom Wetzel, Senior Vice President and Audit Director


Financial Summary


                              For the year ending 12/31/2001    Change from 2000
                                          (in thousands USD)
Net Profit:                                          9,222               6.98%
Net Interest Income:                                48,458               4.68%
Total Assets:                                    1,168,236               2.21%
Diluted Earning per Share:                        69 cents               6.15%




This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in VIB Corp's Annual Report on Form 10-K for the year ended December 31, 2001.